Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:
Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

FOR IMMEDIATE RELEASE

October 16, 2003

EAST WEST BANCORP REPORTS 25% INCREASE IN THIRD QUARTER EPS

Bank Generates Record Earnings per Share of $0.65 for the Quarter

Continued Loan Growth, Efficiencies and Strong Asset Quality Drive Gains

San Marino, CA – October 16, 2003 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported record performance for the third quarter of 2003.  Earnings per share for the three months climbed by 25% to a record $0.65.  Included in the EPS for the third quarter was $1.1 million of pretax interest income on interest, late charges and prepayment penalties from the resolution and repayment of selected loans. Excluding these items, core EPS for the quarter rose by 19% to $0.62.

Highlights for the quarter include:

•              Gross loans increased by 25% over year-end 2002 to $2.9 billion;

•              29% year to date growth in core deposits to $1.8 billion;

•              Average cost of deposits for the quarter decline to 0.86%;

•              Net interest margin of 4.39%, and excluding previously mentioned items 4.26%;

•              Record core noninterest income of $8.6 million, 18% of total revenue;

•              Non-performing assets decline to 0.15% of total assets;

•              Annualized net recoveries of 0.07% on continued strong asset quality;

•              Efficiency ratio of 37.58%.

Financial Summary

Net income for the third quarter of 2003 equaled a record $16.1 million, 25% above the figure for the third quarter of 2002. During the September quarter, East West recognized approximately $1.1 million pretax interest income from interest, late charges and prepayment penalties on the resolution and repayment of selected loans.  Excluding the impact of these items, the pretax income for the third quarter of 2003 rose by 25% to $23.7 million, while net income increased by 19% to $15.4 million.  The effective tax rate for the quarter was 35.0%, compared to 32.0% a year ago.  The elimination of the Bank’s Registered Investment Company subsidiary at the end of 2002, offset by additional investments in affordable housing partnerships, accounted for the increased effective tax rate for the quarter.  Return on average assets for the September quarter was 1.77%, while the return on average equity was 19.52%.

Dominic Ng, Chairman, President and Chief Executive Officer of East West, commented on the quarter’s results, “The third quarter of 2003 was a milestone for East West, a quarter in which the soundness of our operating strategies were clearly demonstrated.  Our focus on high growth, niche markets where we have strong competitive positions generated continued growth in our loan and deposit franchise, and allowed us to maintain our strict underwriting criteria and leverage our operating platform across an expanded customer and asset base.  As a result, we achieved another record in net income and EPS, sustained our net interest margin despite further reductions in interest rates and achieved additional gains in our efficiency ratio. In addition, we reduced our already low level of non-performing assets and rewarded shareholders with the highest ROA in our history.”

Management Guidance

Mr. Ng provided guidance on the Bank’s outlook for the fourth quarter of 2003, “Our continued commitment to a successful execution of responsive, relationship-based banking and our focus on our key niche markets, we believe, will lead to an annualized growth in the loan portfolio of approximately 15% for the fourth quarter, with an equal growth in core deposits.  We have also begun focused marketing programs in our retail branches designed to increase the level of time deposits.  The more balanced growth across deposit categories in the quarter will result in a relatively stable cost of deposits, which, combined with our continued loan growth should generate a net interest margin of 4.25% to 4.28%.  We also anticipate operating expenses and the effective tax rate roughly equal to the levels of the third quarter, resulting in an estimated EPS for the fourth quarter of $0.62 to $0.64 and a full year 2003 EPS of $2.35 to $2.37.”

Balance Sheet Summary

Total assets at the end of the third quarter of 2003 equaled $3.8 billion, 13% greater than at year-end 2002 and the highest level in the Bank’s history.  Gross loans at September 30, 2003 totaled $2.9 billion, 25% above the December 2002 figure. East West generated growth across all loan categories, with the exception of construction loans, which declined by 2% from year-end 2002.  Commercial real estate loans, which increased by 35%, multifamily loans, which increased by 16%, residential mortgage loans, which increased by 66% and commercial business loans, which increased by 14%, accounted for the majority of the growth in loan portfolio. Excluding the contributions of the Pacific Business Bank acquisition, gross loans increased by 20% for the first nine months of 2003.  Management attributed the sustained growth in the loan portfolio to continued positive fundamentals in local commercial and multifamily real estate markets, the impact of targeted loan programs to selected markets and the addition of new client relationships.  Management anticipates annualized loan growth in the fourth quarter of approximately 15%.

East West reported average earning assets for the third quarter of $3.4 billion, 17% above the level for the third quarter of 2002.  Average loans for the period equaled $2.8 billion, also a 17% increase from the year ago period.  The yield on average earning assets for the quarter was 5.33%, compared to 6.02% for the third quarter of 2002, reflecting the reduction in market interest rates.

Deposits for the September quarter totaled $3.2 billion, 10% above the year-end 2002 level.  Total core deposits climbed to $1.8 billion, 29% above the December 2002 figure and represent 56% of total deposits.  All categories of core deposits contributed to the gains, with demand, money market and checking accounts accounting for the largest percentage increases.  Average deposits for the third quarter grew 15% to $3.1 billion, while average core deposits increased 41% to $1.7 billion, with demand, checking and money market accounts again making the largest contributions.  The average cost of deposits for the quarter decreased to 0.86%, compared to 1.65% in the year ago period.  East West has recently initiated a retail time deposit promotion intended to increase the level of time deposits at the current attractive market rates.  The rates of the new time deposits and the existing time accounts maturing during the fourth quarter are approximately equal and, as a result the repricing of time deposits, will not have a meaningful impact on the cost of funds during the fourth quarter.  In addition, time deposits as a percentage of total deposits should increase slightly during the quarter, leading to an average cost of deposits for the December quarter approximately equal to the cost for the third quarter.

Operating Results

Net interest income for the September quarter equaled $37.5 million, an increase of 19% from the prior year period.  The increase in net interest income resulted from a higher level of earning assets, as well as the impact of the previously mentioned items, and a decrease in the cost of deposits.  The net interest margin for the third quarter equaled 4.39%, compared to 4.32% a year ago.  Excluding the effect of interest, late charges and prepayment fees of $1.1 million recognized in the third quarter, net interest income totaled $36.3 million translating to a core net interest margin of 4.26%.  Management anticipates a net interest margin of approximately 4.25% to 4.28% for the fourth quarter, resulting from continued growth in earning assets mitigated by a stable cost of funds.

Provision for loan losses for the third quarter totaled $2.0 million, compared to $2.6 million in the prior year quarter.  The level of provision reflects the rate of growth in loans, the trends in non-performing assets and management’s overall assessment of the risk inherent in the loan portfolio. Management anticipates a similar level of provision for the fourth quarter.

For the third quarter of 2003, non-interest income increased by 46% to $9.2 million.  Core noninterest income for the third quarter, which excludes gains on sales of loans, securities and other assets, totaled $8.6 million, 43% higher than the prior year period.  Higher income from secondary market activities, branch, loan and letters of credit fees contributed the majority of the growth.  Higher lending and deposit balances and increased letter of credit activities from trade finance and affordable housing financing generated the gains in branch, loan and letter of credit income.  Management anticipates moderate declines in income from secondary market activities in the fourth quarter, and annualized increases in other recurring fee income items of approximately 15%.

Noninterest expense for the third quarter totaled $19.8 million, 22% above the figure for the prior year period.  Cash operating expenses, which exclude the amortization of positive intangibles and investments in affordable housing partnerships, equaled $17.5 million for the third quarter of 2003, 20% higher than the year ago quarter.  Higher compensation and other operating expense accounted for the majority of the increases in expenses and were related to the overall growth at East West.  The efficiency ratio for the third quarter equaled 37.58%, compared to 38.57% a year ago.  Management anticipates a similar efficiency ratio for the fourth quarter.

East West reported an effective tax rate of 35.0% for the third quarter, compared to 32.0% for the prior year quarter.  The higher rate resulted from the elimination of the tax benefit from the Bank’s Registered Investment Company subsidiary at the end of 2002, offset by additional tax credits from new investments made in affordable housing partnerships.  The Bank estimates that its effective tax rate for the fourth quarter will be approximately 35%.

Asset Quality

East West achieved further improvements in asset quality in the third quarter.  Total non-performing assets at the end of the September quarter equaled $5.8 million, or 0.15% of total assets, compared to $5.6 million, or 0.17% of total assets, at September 30, 2002. In the third quarter, the Bank received full payment on a multifamily loan that was moved into non-performing status earlier in the year, as well as a trade finance loan made under the Ex-Im Bank program.  Non-accrual loans as of September 30 equaled $4.6 million, or 0.16% of total loans, compared to $2.9 million, or 0.13% of total loans a year ago.  East West reported net recoveries for the third quarter of approximately $467,000, or an annualized 0.07% of average loans, compared to net charge-offs of approximately

$364,000, or an annualized 0.06% of average loans for the third quarter of last year.  Management believes that the overall level of asset quality remains sound and that non-performing assets should continue to be below 0.50% of total assets and that net charge-offs should remain below an annualized 0.35% in 2003.  During the third quarter, East West reclassified approximately $5.7 million from the allowance for loan losses related to unfunded commitments and off-balance sheet commitments for letters of credit to other liabilities. The reclassification reduced the allowance from $43.2 million, or 1.47% of loans to $37.5 million, or 1.28% of total loans and 819.26% of non-accrual loans as of September 30, 2003. These figures compare to $34.2 million, or 1.49% of total loans at September 30, 2002.

Capitalization

East West continues to be “well capitalized” under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.83%, a total risk-based capital ratio of 11.04% and a Tier I leverage ratio of 8.99%.   Total stockholders’ equity as of September 30, 2003 equaled $343.0 million, representing a book value per share of $14.17.  East West did not repurchase any shares under its existing share repurchase programs during the quarter and retains sufficient capital to finance anticipated growth into 2004.

About East West

East West Bancorp is a publicly owned company, with $3.8 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the third largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 41 locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community.  For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2002 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share amounts)

	September 30, 2003	December 31, 2002	% Change
Assets
Cash and cash equivalents	$222,352	$295,272	(25)
Investment securities	427,699	531,607	(20)
Loans (net of allowance for loan losses of $37,514 and $35,292)	2,900,354	2,313,199	25
Premiums on deposits acquired, net	8,083	7,500	8
Goodwill	28,710	19,030	51
Other assets	176,278	154,881	14
Total assets	$3,763,476	$3,321,489	13

Liabilities and Stockholders’ Equity
Deposits	$3,206,036	$2,926,352	10
FHLB advances	142,300	34,000	319
Accrued expenses and other liabilities	50,182	36,170	39
Notes payable	1,200	2,100	(43)
Junior subordinated debt securities	20,750	20,750	0
Total liabilities	3,420,468	3,019,372	13
Stockholders’ equity	343,008	302,117	14
Total liabilities and stockholders’ equity	$3,763,476	$3,321,489	13
Book value per share	$14.17	$12.65	12
Number of shares at period end	24,199	23,882	1

Ending Balances

	September 30, 2003	December 31, 2002	% Change
Loans
Residential first mortgage	$179,979	$108,508	66
Real estate - multifamily	729,620	628,303	16
Real estate - commercial	1,331,398	983,481	35
Real estate - construction	171,859	176,221	(2)
Commercial business	281,804	246,798	14
Trade finance	109,780	89,573	23
Consumer	131,745	112,924	17
Total gross loans	$2,936,185	$2,345,808	25
Unearned fees, premiums and discounts	1,683	2,683	(37)
Allowance for loan losses	(37,514)	(35,292)	6
Net loans	$2,900,354	$2,313,199	25

Deposits
Noninterest-bearing demand	$938,681	$741,891	27
Interest-bearing checking	286,544	230,769	24
Money market	260,604	167,148	56
Savings	309,202	256,995	20
Total core deposits	1,795,031	1,396,803	29
Time deposits	1,411,005	1,529,549	(8)
Total deposits	$3,206,036	$2,926,352	10

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share amounts)

	For the three months ended September 30,
	2003	2002	% Change

Interest and dividend income	$45,427	$43,839	4
Interest expense	(7,966)	(12,387)	(36)
Net interest income	37,461	31,452	19
Provision for loan losses	(2,000)	(2,550)	(22)
Net interest income after provision for loan losses	35,461	28,902	23
Noninterest income	9,193	6,312	46
Noninterest expense	(19,843)	(16,277)	22
Income before taxes	24,811	18,937	31
Income taxes	(8,669)	(6,051)	43
Net income	$16,142	$12,886	25
Net income per share, basic	$0.67	$0.54	24
Net income per share, diluted	$0.65	$0.52	25
Shares used to compute per share net income:
• Basic	24,069	23,677	2
• Diluted	24,800	24,819	(0)

	For the nine months ended September 30,
	2003	2002	% Change

Interest and dividend income	$130,352	$126,407	3
Interest expense	(26,851)	(37,394)	(28)
Net interest income	103,501	89,013	16
Provision for loan losses	(6,500)	(7,650)	(15)
Net interest income after provision for loan losses	97,001	81,363	19
Noninterest income	24,655	16,888	46
Noninterest expense	(56,546)	(47,363)	19
Income before taxes	65,110	50,888	28
Income taxes	(22,525)	(14,822)	52
Net income before cumulative effect of change in accounting principle	42,585	36,066	18
Cumulative effect of change in accounting principle	—	788	(100)
Net income	$42,585	$36,854	16
Net income per share, basic	$1.77	$1.57	13
Net income per share, diluted	$1.73	$1.49	16
Shares used to compute
per share net income:
• Basic	23,976	23,529	2
• Diluted	24,627	24,672	(0)

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

Average Balances

	For the three months ended September 30,
	2003	2002	% Change
Loans
Residential first mortgage	$160,788	$287,279	(44)
Real estate - multifamily	725,184	537,065	35
Real estate - commercial	1,243,539	976,363	27
Real estate - construction	162,450	170,140	(5)
Commercial business	274,494	249,090	10
Trade finance	120,712	89,269	35
Consumer	129,530	97,117	33
Total loans	2,816,697	2,406,323	17
Investment securities	428,033	363,475	18
Earning assets	3,410,611	2,912,228	17
Total assets	3,648,731	3,098,460	18

Deposits
Noninterest-bearing demand	871,196	549,772	58
Interest-bearing checking	282,026	215,273	31
Money market	224,478	172,132	30
Savings	298,150	250,073	19
Total core deposits	1,675,850	1,187,250	41
Time deposits	1,420,053	1,510,346	(6)
Total deposits	3,095,903	2,697,596	15
Interest-bearing liabilities	2,398,963	2,236,118	7
Stockholders’ equity	330,733	277,523	19

	For the nine months ended September 30,
	2003	2002	% Change
Loans
Residential first mortgage	$142,698	$313,320	(54)
Real estate - multifamily	689,006	468,019	47
Real estate - commercial	1,122,831	941,031	19
Real estate - construction	176,587	161,509	9
Commercial business	268,629	256,878	5
Trade finance	108,294	85,724	26
Consumer	119,647	86,711	38
Total loans	2,627,692	2,313,192	14
Investment securities	459,792	343,512	34
Earning assets	3,259,276	2,787,786	17
Total assets	3,493,139	2,956,923	18

Deposits
Noninterest-bearing demand	778,433	514,005	51
Interest-bearing checking	261,104	207,553	26
Money market	209,063	159,827	31
Savings	283,571	238,132	19
Total core deposits	1,532,171	1,119,517	37
Time deposits	1,475,524	1,424,334	4
Total deposits	3,007,695	2,543,851	18
Interest-bearing liabilities	2,352,857	2,149,704	9
Stockholders’ equity	317,546	263,321	21

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

	For the Three months ended September 30,			For the Nine months ended September 30,
	2003	2002	%Change	2003	2002	%Change
Selected Ratios
For The Period
Return on average assets	1.77%	1.66%	7	1.63%	1.66%	(2)
Return on average equity	19.52%	18.57%	5	17.88%	18.66%	(4)
Interest rate spread	4.00%	3.80%	5	3.81%	3.73%	2
Net interest margin	4.39%	4.32%	2	4.23%	4.26%	(1)
Yield on earning assets	5.33%	6.02%	(11)	5.33%	6.05%	(12)
Cost of deposits	0.86%	1.65%	(48)	1.03%	1.74%	(41)
Cost of funds	0.97%	1.78%	(46)	1.14%	1.87%	(39)
Noninterest expense/ average assets (1)	1.92%	1.88%	2	1.92%	1.92%	0
Efficiency ratio (1)	37.58%	38.57%	(3)	39.25%	40.21%	(2)
Net chargeoffs (recoveries) to average loans (annualized)	(0.07)%	0.06%	(217)	0.07%	0.06%	17

Period End
Tier 1 risk-based capital ratio				9.83%	10.51%	(6)
Total risk-based capital ratio				11.04%	11.76%	(6)
Tier 1 leverage ratio				8.99%	8.98%	0
Nonperforming assets to total assets				0.15%	0.17%	(12)
Nonaccrual loans to total loans				0.16%	0.13%	23
Allowance for loan losses to total loans				1.28%	1.49%	(14)
Allowance for loan losses to nonaccrual loans				819.26%	1,175.32%	(30)

	For the Three months ended September 30,			For the Nine months ended September 30,
	2003	2002	%Change	2003	2002	%Change
Noninterest income:
Loan fees	$1,283	$1,064	21	$3,387	$2,564	32
Branch fees	1,855	1,582	17	5,408	4,608	17
Letters of credit fees and commissions	1,782	1,529	17	5,121	4,109	25
Gain on sale of loans	172	299	(42)	354	299	18
Gain on securities	398	—	100	1,385	13	10,554
Income from secondary market activities	2,170	442	391	4,292	1,452	196
Other	1,533	1,396	10	4,708	3,843	23
Total	$9,193	$6,312	46	$24,655	$16,888	46

Noninterest expense:
Compensation and other employee benefits	$7,970	$6,634	20	$23,579	$19,045	24
Net occupancy of premises	2,631	2,483	6	7,469	7,195	4
Deposit insurance premiums and regulatory assessments	187	157	19	550	456	21
Data processing	461	399	16	1,321	1,303	1
Amortization of positive intangibles	518	445	16	1,470	1,362	8
OREO operations	—	3	(100)	—	10	(100)
Amortization of investments in affordable housing partnerships	1,792	1,265	42	4,776	3,421	40
Other	6,284	4,891	28	17,381	14,571	19
Total	$19,843	$16,277	22	$56,546	$47,363	19

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships